                                                                    Exhibit 99.1


================================================================================
                              FOR IMMEDIATE RELEASE
================================================================================

                                                       CONTACT: CHARLES J. DRAKE
                                                       E-MAIL: CDRAKE@IV-USA.COM
                                                         TELEPHONE: 248/471-2660
                                                         FACSIMILE: 248/615-2971

                  INTEGRAL VISION, INC. ANNOUNCES 2004 RESULTS

Farmington Hills, MI (March 29, 2005) - Integral Vision, Inc. (OTCBB / INVI.OB) today announced financial results for its fiscal year ending December 31, 2004. Fourth quarter revenue of $748,000 lifted total revenue for the year to $1.54 million compared with total revenue of $641,000 for fiscal 2003. The company lost $2.46 million, or $0.18 per share, in 2004 compared with a loss of $1.94 million, or $0.21 per share, in 2003.

"We are pleased with our fourth quarter shipments that were nearly equal to shipments in the first nine months of 2004," said Charles J. Drake, Chairman and CEO of Integral Vision, Inc. "We now have systems at a number of large companies that we believe have plans to mass produce their microdisplay, LCD, or OLED displays. We believe we are in a unique position with the customers we currently have. We perceive a high level of interest from other large manufacturers of displays to provide automated inspection of the completed display."

Integral Vision, Inc., an ISO 9001 registered firm, offers machine vision-based inspection systems to the industrial manufacturer. Integral Vision is a leading supplier of machine vision systems used to monitor or control the manufacturing process. Vision systems are used to supplement human inspection or provide quality assurance when production rates exceed human capability. More information can be found at Website: www.iv-usa.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: competitive conditions in the Company's markets and the effect of competitive products and pricing; technological development by the Company, its customers and its competition; the Company's available cash and access to debt and equity financing; and general economic conditions and conditions in the specific industries in which the company has significant customers. As a result, the Company's results may fluctuate. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's best estimates as of the date of this press release. The Company assumes no obligation to update such estimates except as required by the rules and regulations of the Securities and Exchange Commission.